The Murdock Group Announces $6 Million in Debt Reductions
December 11, 2000 11:13:00 AM ET
SALT LAKE CITY, Dec. 11 /PRNewswire/ -- The Murdock Group Holding Corporation (OTC Bulletin Board: TMGS), announced today details of recently completed transactions resulting in the reduction of corporate liabilities totaling approximately $6,000,000. Phase Two (November) of the company's debt restructuring plan has recently been concluded. The company detailed the following reductions: Approximately $2,035,000 of debt converted into common stock.
    Approximately $590,000 of contingent liabilities settled into common stock. Approximately $340,000 of related party receivables settled by related party.

    Approximately $3,350,000 of debt related to real estate holdings retired. The total debt reduction achieved in this phase is approximately $5,985,000 and the settled related party receivable totals $340,000. These transaction results in annualized cost savings for the company of approximately $1.75 million. KC Holmes, President and CEO, noted, "With our phase 1 (October) and phase 2 (November) debt reduction and restructuring plan completed, the company has now realized more than $10,000,000 in debt reduction in the last 60 days. This is expected to provide benefits in the form of substantial reductions in our operating costs and annualized interest and cost savings of almost $4,000,000." About The Murdock Group Founded in 1983, The Murdock Group has emerged as a business incubator with emphasis in the employment industry. The Murdock Group has incubated Internet offerings MyJobSearch.com, an employment portal, and CareerWebSource, a BtoB employment information company, as well as a full service brick and mortar career-coaching provider. The Murdock Group also has a real estate development group specializing in small to midsize entitlement projects. Forward-looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the Company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by The Murdock Group with the Securities and Exchange Commission. (C) 2000 PRNewswire